EDITOR: The following information is for immediate release. If you have any questions, please contact John A. Featherman, III, Chairman and CEO of First Chester County Corporation at 484-881-4100, or john.featherman@1nbank.com.

First Chester County Corporation Reports $2.2 million in

Net Income for Second Quarter of 2009

Results Reflect Strong Refinancing Activity

West Chester, PA. – July 30, 2009 – First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County (the “Bank”), today announced financial results for the second quarter ended June 30, 2009. Net income was $2.2 million, an increase of 22% compared to $1.8 million in the second quarter of 2008. Diluted earnings per share for the current quarter were $0.36, compared to $0.35 per diluted share in the second quarter of 2008. Average diluted shares outstanding in the second quarter of 2009 were 6.3 million, more than 1.0 million higher than the 5.2 million average diluted shares outstanding in the second quarter of fiscal 2008 due to the shares issued in connection with the fourth quarter 2008 acquisition of American Home Bank (AHB).

The company’s financial results in the second quarter reflect an increase in both net interest income and non-interest income driven by strong residential mortgage origination activity. The positive effect of the contribution from increased mortgage origination activity was partially offset by an increase in non-interest expense and the provision for credit losses, reflecting some deterioration in the real estate loan portfolio, the inclusion of AHB’s cost of operations, and the regulatory increase in FDIC costs.

John A. Featherman, III, Chairman and CEO of First Chester County Corporation, said, “Once again this quarter we generated a significant increase in our mortgage banking related income by capitalizing on the boom in refinancing activity. In the first half of 2009, we originated nearly $1.5 billion in new mortgage loans. At the same time, the steady withdrawal from our market of some large national financial institutions, as well as the various challenges being experienced by many local and regional banks, has created a more favorable competitive environment. With our diversified portfolio of traditional banking and wealth management services and disciplined credit culture, we are strengthening our franchise in our attractive markets to build value for our shareholders.”

The following is a summary of key financial metrics for the second quarter of 2009:

•

First Chester County remains well-capitalized. During the second quarter, First Chester County completed the sale of $5.2 million of fixed rate trust preferred securities as part of an ongoing plan to raise additional capital in support of current growth opportunities.

•	Total assets were up 11.6% to $1.45 billion from year-end 2008 and up 48.7% from the second quarter of 2008, primarily due to the acquisition of AHB.
•

Gross loans and leases were up marginally from year-end 2008 to $948 million, but were up 20.6% from $786 million at June 30, 2008, primarily from the AHB acquisition. Loans held for sale were higher relative to both year-end 2008 and June 30, 2008 due to residential mortgage origination activity from AHB’s operations.

•

Total deposits at June 30, 2009 were $1.02 billion, flat compared to year-end 2008 but up 39.2% compared to $729.3 million at June 30, 2008, due to a combination of organic deposit growth and the acquisition of AHB.

•

Net interest income was $11.7 million, up 43.9% from $8.1 million in last year’s second quarter, as a result of growth in the total loan portfolio arising mainly from the AHB acquisition combined with a relatively stable net interest margin.

•

Non-interest income was $18.0 million compared to $2.8 million in last year’s second quarter as a result of the significant increase in income from mortgage banking activity, and loan servicing and other mortgage-related fees.

•

Wealth management and advisory fees were $1.05 million, down marginally from $1.08 million in last year’s second quarter despite the effect of a market-driven decline on the value of assets under management.

•

Non-interest expense was $24.3 million compared to $8.0 million in last year’s second quarter. The second quarter of 2009 includes $1.1 million in total FDIC insurance expense, which is approximately $1 million more than total FDIC insurance expense for the second quarter of 2008. The increase in FDIC insurance premiums is due to the legislation that increased premiums for all banks as well as a second quarter 2009 special assessment for all banks. Approximately 90% of the balance of the increase in non-interest expense is attributable to the inclusion of expenses related to AHB’s operations.

•

The provision for loan and lease losses in the second quarter of 2009 increased to $1.6 million compared to $449 thousand for the same period in 2008, reflecting the national economic downturn and resultant deterioration in the credit quality of our residential and commercial real estate portfolios.

•

The percentage of non-accrual loans to gross loans was 2.0% at June 30, 2009 compared to 1.1% at December 31, 2008. The allowance for loan and lease losses as a percentage of gross loans at June 30, 2009 was 1.3% compared to 1.1% at December 31, 2008.

Six Month Results

Net Income for the six months ended June 30, 2009 was $4.8 million compared to $3.4 million for the first six months of 2008. Diluted earnings per share were $0.77 for the first six months of 2009 compared to $0.65 for the comparable period last year.

Kevin C. Quinn, President of First Chester County Corporation, added, “First National Bank’s growing franchise continues to be built on a solid foundation and a highly successful 145 year operating history. We are encouraged by the support and confidence of the investment community as represented by the capital raised in the second quarter. It enabled us to opportunistically respond to the growth opportunities arising from the significant spike in mortgage demand while sustaining our well-capitalized status. Over the long term, our strategy is to remain prepared for similar growth opportunities by offering a wider variety of traditional banking and wealth management services while maintaining our disciplined credit culture. Our goal is to grow First National by capitalizing on growth opportunities in our highly affluent markets as well as selectively on a broader geographic basis where we have a distinct competitive advantage, such as retail mortgage banking. Though the unsettled nature of current economic conditions continues to present near term challenges, we are confident that the improvements being accomplished at First National will strengthen our franchise as we continue to build on the success we have achieved for 145 years.”

For additional information relative to our second quarter results, please review our periodic reports filed or to be filed with the Securities Exchange Commission, including our Current Reports on Form 8-K, our Annual Report filed on Form 10-K, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

About First Chester County Corporation:

First National Bank of Chester County, a subsidiary of First Chester County Corporation, is the largest independent national bank headquartered in Chester County. First National has 24 branch offices that provide quality financial services to individuals, businesses, government entities, non profit organizations, and community service groups throughout the Chester, Montgomery, Delaware, Lancaster and Cumberland counties. Wealth Management and Trust Services are provided through First National Wealth Management, a division of First National Bank of Chester County. Mortgage services are provided by American Home Bank, a division of First National Bank of Chester County. For more information, visit www.1nbank.com or call 1-877-FNB-0100.

Safe Harbor Statement

This release may contain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed with the Securities and Exchange Commission (SEC), and additional filings we make with the SEC. In addition, the forward-looking statements included in this release represent our views as of the date of this release. We assume no obligation to update publicly or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

First Chester County Corporation

Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)

SELECTED FINANCIAL DATA	June 30,		December 31,
	2009	2008	2008

Total assets	$ 1,451,276	$ 976,150	$ 1,300,178
Loans held for sale	341,609	342	90,940
Gross loans and leases	947,914	786,206	940,083
Allowance for loan and lease losses	12,016	8,433	10,335
Total investment securities	81,893	114,855	114,584
Deposits	1,015,434	729,346	1,015,192
Federal Home Loan Bank and other borrowings	305,373	153,102	171,170
Shareholders’ equity	90,004	68,641	85,317
Average assets	1,338,944	973,975	987,263
Average equity	88,015	69,187	68,865
Non-accrual loans	19,111	2,042	10,515

Financial Management Services
Assets under management & custody *	505,961	557,016	484,607

STATEMENT OF INCOME	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2009	2008	2009	2008

Interest income	$ 17,475	$ 13,796	$ 33,782	$ 27,873
Interest expense	5,752	5,647	11,933	11,846

Net interest income	11,723	8,149	21,849	16,027

Provision for loan and lease losses	1,572	449	2,959	660

Net interest income after
provision for loan and lease losses	10,151	7,700	18,890	15,367

Wealth management and advisory services	1,048	1,080	1,966	2,075
Service charges on deposit accounts	659	643	1,291	1,196
Net investment securities gains (losses)	89	(78)	1	184
Operating lease rental income	345	330	685	639
Gains on sales of fixed assets and OREO	72	45	117	91
Net gain on mortgage banking activities	13,416	94	24,263	164
Loan servicing and other fees	1,801	89	2,836	180
Bank-owned life insurance	13	92	26	157
Other	545	476	1,051	943

Non-interest income	17,988	2,771	32,236	5,629

Salaries and employee benefits	15,605	4,201	27,769	8,998
Occupancy, equipment, and data processing	2,893	1,470	5,669	2,908
Depreciation expense on operating leases	290	271	570	526
FDIC deposit insurance	1,062	118	1,475	212
Bank shares tax	232	193	467	386
Professional services	1,677	495	2,923	919
Marketing	566	335	824	533
Other	2,002	922	3,764	1,971

Non-interest expense	24,327	8,005	43,461	16,453

Income before income taxes	3,812	2,466	7,665	4,543

Income taxes	932	624	1,995	1,181

Net Income including noncontrolling interests	2,880	1,842	5,670	3,362

Less: Net income attributable to noncontrolling interests	633	-	870	-

Net income attributable to First Chester County Corporation	$ 2,247	$ 1,842	$ 4,800	$ 3,362

PER SHARE DATA

Net income per share (Basic)	$ 0.36	$ 0.36	$ 0.77	$ 0.65
Net income per share (Diluted)	$ 0.36	$ 0.35	$ 0.77	$ 0.65
Cash dividends declared	$ 0.140	$ 0.140	$ 0.280	$ 0.280
Book value	$ 14.27	$ 13.23	$ 14.27	$ 13.23
Average bid/ask	$ 10.30	$ 15.00	$ 10.30	$ 15.00
Basic weighted average shares	6,268,195	5,187,398	6,255,295	5,181,955
Diluted weighted average shares	6,268,195	5,206,736	6,255,295	5,202,278

* These assets are managed by the Wealth Management division of the Bank and are not assets of the Bank or the Corporation.